Exhibit (a)(1)(xxxiii)
    This Second Notice of Change and Variation to Efalar Inc.’s MJDS Take-Over Bid Circular dated February 21, 2006, as amended and supplemented by the Notice of Change and Variation thereto dated April 7, 2006, (collectively, the “MJDS Take-Over Bid Circular”) incorporates the text of the accompanying Second Supplement to Offer to Purchase dated May 1, 2006 (the “Second Supplement,” and together with this notice of change and variation, the “Second Notice of Change and Variation”), as supplemented, modified or amended from time to time, used in connection with Efalar Inc.’s offer to purchase all outstanding Common Shares (as defined below). The details of the Second Amended Offer are set out in the Offer to Purchase dated February 21, 2006 and the Supplement thereto dated April 7, 2006 (collectively, the “Offer to Purchase”) and the Second Supplement, each as supplemented herein, and any decision to participate in the Second Amended Offer should be based solely on information contained in this Second Notice of Change and Variation and in the MJDS Take-Over Bid Circular. Capitalized terms used but not defined herein have the meanings given to them in the Offer to Purchase and the Second Supplement.
    The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and the Second Supplement and is incorporated herein by reference. The Offer to Purchase, the Second Supplement, the second revised Letter of Transmittal and the second revised Notice of Guaranteed Delivery contain important information and should be read carefully and in their entirety before any decision is made with respect to the Second Amended Offer.
Second Notice of Change and Variation to
MJDS Take-Over Bid Circular
May 1, 2006
    This bid is made in Canada for securities of a U.S. issuer in accordance with U.S. federal securities laws. Securityholders should be aware that the U.S. requirements applicable to the bid may differ from those of the provinces and territories of Canada.
    All of the directors and officers of Lafarge S.A. and of the offeror and all of the experts named in this bid circular reside outside of Canada. Substantially all of the assets of these persons and of Lafarge S.A. and the offeror may be located outside of Canada. Lafarge S.A. and the offeror have appointed Blakes Services Inc., 199 Bay Street, Suite 2800, Toronto, Ontario, M5L 1A9, as their agent for service of process in Canada, but it may not be possible for securityholders to effect service of process within Canada upon the directors, officers and experts referred to above. It may also not be possible to enforce against Lafarge S.A., the offeror, their respective directors and officers and the experts named in this bid circular judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.
Second Notice of Change and Variation
to
OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
LAFARGE NORTH AMERICA INC.
at
US$85.50 Net Per Share
by
EFALAR INC.
a wholly-owned subsidiary of
LAFARGE S.A.
THE SECOND AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 12, 2006,
UNLESS THE SECOND AMENDED OFFER IS EXTENDED.
    The special committee of independent directors of Lafarge North America Inc. (the “Company”) has determined that the Second Amended Offer is fair to the unaffiliated shareholders of the Company and has unanimously resolved to recommend, on behalf of the Company, that shareholders accept the Second Amended Offer and tender their shares of common stock, par value $1.00 per share (the “Common Shares”), of the Company pursuant to the Second Amended Offer.
    The Second Amended Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of Common Shares which, when taken together with the Exchangeable Preference Shares (as defined in the INTRODUCTION to the Second Supplement) validly tendered and not withdrawn pursuant to the Second Amended EPS Offer (as defined in the INTRODUCTION to the Second Supplement), will constitute at least a majority of the outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, as of the date the Common Shares are accepted for payment pursuant to the Second Amended Offer, excluding Common Shares and Exchangeable Preference Shares beneficially owned by Lafarge S.A. and certain other persons as set forth in the INTRODUCTION to the Second Supplement (the “Minimum Tender Condition”) and (ii) there being validly tendered and not withdrawn a sufficient number of Common Shares such that, upon acceptance for payment and payment for the tendered Common Shares pursuant to the Second Amended Offer (and taking into account any Exchangeable Preference Shares to be accepted for payment in the Second Amended EPS Offer), Lafarge S.A. will, directly or through wholly-owned subsidiaries, own a number of Common Shares and Exchangeable Preference Shares representing at least 90% of the issued and outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, as of the date the Common Shares are accepted for payment pursuant to the Second Amended Offer. The Minimum Tender Condition is not waivable. The Second Amended Offer is also subject to certain other conditions set forth in the Second Supplement. See “THE OFFER — Section 11. Conditions to the Second Amended Offer” in the Second Supplement.

    None of the Securities and Exchange Commission, any state securities commission or the securities regulatory authority of any other jurisdiction has: (i) approved or disapproved of the Second Amended Offer; (ii) passed upon the merits or fairness of the Second Amended Offer; or (iii) passed upon the adequacy or accuracy of the disclosure in the Offer to Purchase or the Second Supplement. Any representation to the contrary is a criminal offence.
    In addition, no securities regulatory authority of any province or territory of Canada has expressed an opinion about this transaction or the information contained in this document and it is an offence to claim otherwise.

The Information Agent for the Second Amended Offer is:
The Dealer Managers for the Second Amended Offer are:

    Any questions or requests for assistance or additional copies of the Offer to Purchase, the Second Supplement, the second revised Letter of Transmittal, the second revised Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of the Second Supplement. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Second Amended Offer.

Securities legislation in certain of the provinces and territories of Canada provides securityholders of the offeree issuer with, in addition to any other rights they may have at law, remedies for rescission or, in some jurisdictions, damages if a circular or notice that is required to be delivered to such securityholders contains a misrepresentation or is not delivered to the securityholder, provided that such remedies for rescission or damages are exercised by the securityholder within the time limit prescribed by the securities legislation of the securityholder’s province or territory. The securityholder should refer to the applicable provisions of the securities legislation of the securityholder’s province or territory for particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to securityholders under U.S. law; securityholders may wish to consult with a U.S. legal adviser for particulars of these rights.
VOLUME AND PRICE RANGE OF COMMON SHARES
The Common Shares are listed on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) under the symbol “LAF”. The following tables sets forth, for each of the calendar quarters indicated, the average daily volume of trading on the NYSE and the TSX and the high and low closing prices per Common Share on the NYSE and the TSX.

	Average Daily
	Volume of Trading
	of Common Shares

	NYSE	TSX

2005
First Quarter	294,450	356
Second Quarter	260,307	142
Third Quarter	316,561	205
Fourth Quarter	315,820	2,266
2006
First Quarter	793,551	2,066
Second Quarter (through April 28)	566,047	1,494

	Price Range of		Price Range of
	Common Shares		Common Shares
	on the NYSE		on the TSX
	(US$)		(CDN$)

	High	Low	High	Low

2005
First Quarter	63.75	50.72	79.00	61.50
Second Quarter	62.59	52.47	72.50	67.50
Third Quarter	69.78	62.99	82.65	72.50
Fourth Quarter	69.02	53.27	80.50	62.63
2006
First Quarter	84.14	57.57	97.93	66.00
Second Quarter (through April 28)	85.33	84.35	99.50	96.15
MATERIAL UNITED STATES WITHHOLDING TAX CONSIDERATIONS
In order to avoid U.S. federal “backup withholding” at a rate of 28 percent with respect to cash received in exchange for Common Shares pursuant to the Second Amended Offer, you should provide the Depositary with (i) a Substitute Form W-9 (included in the second revised Letter of Transmittal) if you are a “U.S. holder” (as that term is defined under “Important U.S. Federal Tax Information” in the enclosed second revised Letter of Transmittal), (ii) the applicable IRS Form W-8 if you are not a U.S. holder, or (iii) otherwise establish an exemption.
      The various IRS Forms W-8 are available from the Depositary or from the Internal Revenue Service website at http://www.irs.ustreas.gov. For your convenience, we enclose with the Supplement a IRS Form W-8BEN (the version of the IRS Form W-8 that is the most likely to apply to non-U.S. holders). For more information on this form and on IRS Forms W-8, see “Important U.S. Federal Tax Information” in the enclosed second revised Letter of Transmittal.

CERTIFICATE OF LAFARGE S.A. AND EFALAR INC.
      The foregoing, together with the MJDS Take-Over Bid Circular and documents incorporated by reference, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.
DATED: May 1, 2006
LAFARGE S.A.

(signed) Bruno Lafont	(signed) Jean-Jacques Gauthier
Chief Executive Officer	Chief Financial Officer
ON BEHALF OF THE BOARD OF DIRECTORS OF
LAFARGE S.A.

(signed) Bertrand Collomb	(signed) Bernard Kasriel
Director	Director
EFALAR INC.
AND
ON BEHALF OF THE BOARD OF DIRECTORS OF
EFALAR INC.

(signed) Jean-Jacques Gauthier	(signed) Michel Bisiaux
Chief Executive Officer and	Chief Financial Officer and
Director	Director
(signed) Benjamin Dornic
Director